SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): May 31, 2011

NORTHWEST BIOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	0-33393	94-3306718
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 Montgomery Lane, Suite 800, Bethesda, MD 20814

 (Address Of Principal Executive Offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code (240) 497-9024

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 31, 2011, Northwest Biotherapeutics, Inc. (the “Registrant”) accepted financing in the aggregate amount of $3,000,000 from a large institutional investor and its affiliates (who are unrelated to the Registrant)(the “Investors”). In consideration of the funding received from the Investors, the Registrant issued convertible promissory notes (the “Notes”) to the Investors, in accordance with their pro rata amounts of investment.  The maturity date of the Notes is November 30, 2012 (the “Maturity Date”) and the Notes bear interest at the annualized rate of ten percent (10%) per annum.  The Notes are only convertible on the Maturity Date, at the election of the Investors, and are only convertible into shares of the Registrant's unregistered, restricted stock at that time.  The Notes are convertible into shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), at a three percent (3%) discount to the average daily closing price of the Registrant’s Common Stock for the ten (10) trading days prior to the closing, or $.57 per share (the “Conversion Price”).  So long as more than fifty percent (50%) of the original principal amount of the Notes is still outstanding, the Conversion Price is subject to anti-dilution adjustment based on subsequent offerings; however, in no event shall the Conversion Price be adjusted to a price less than $.35.  When at least fifty percent (50%) of the original principal amount has been repaid, the anti-dilution provision shall terminate and cease to have any applicability.  The Registrant may prepay the Notes in whole or in part at any time or times after August 31, 2011, provided that the Registrant pays the full amount of interest that would have been due up to the Maturity Date on any prepaid amounts.  The Investors have the right to elect whether to receive such prepayment in cash and/or in shares of the Registrant’s Common Stock.  The Registrant has no obligation to register any of the shares of Common Stock underlying the Notes, other than an obligation to allow piggyback registration when capacity is available in the Company’s reasonable commercial discretion.

The Registrant also issued to the Investors warrants comprising one hundred percent (100%) warrant coverage of the repayment amount under the Notes ($3,450,000 at maturity), at an exercise price of $0.57 per share (the same price per share as the Conversion Price under the Notes), thereby exercisable for an aggregate of 6,052,632 shares of Common Stock.  The Warrants expire five years after issuance.  The Warrants do not allow any cashless exercise, and require the holder to pay for all exercises in cash.  By the second anniversay of the execution of the warrants, the Registrant has agreed to file a registration statement for the resale of the shares of Common Stock underlying the Warrants.

Item 3.02  Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder. The agreements executed in connection with this sale contain representations to support the Company’s reasonable belief that the investor had access to information concerning the Company’s operations and financial condition, the investor acquired the securities for their own account and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and that the investor was sophisticated within the meaning of Section 4(2) of the Securities Act and was an “accredited investor” (as defined by Rule 501 under the Securities Act).  In addition, the issuances did not involve any public offering; the Company made no solicitation in connection with the sale other than communications with the investor; the Company obtained representations from the investor regarding their investment intent, experience and sophistication; and the investor either received or had access to adequate information about the Company in order to make an informed investment decision.  At the time of their issuance, the securities will be deemed to be restricted securities for purposes of the Securities Act, and the certificates representing the securities shall bear legends to that effect.  The securities may not be resold or offered in the United States without registration or an exemption from registration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC

Dated: June 6, 2011	By:	/s/ Alton L. Boynton
Alton L. Boynton
President and Chief Executive Officer
(Principal Executive and Accounting Officer)